EXHIBIT 99.1

NEWS RELEASE

Contact:

Robert M. Thornton, Jr.

Chief Executive Officer

(770) 933-7000

SUNLINK HEALTH SYSTEMS, INC. ANNOUNCES THIRD QUARTER RESULTS

Atlanta, Georgia (May 5, 2003) – SunLink Health Systems, Inc. (AMEX: SSY) today announced net earnings of $643,000 or $0.12 per fully diluted share for the quarter ended March 31, 2003, compared to net earnings of $342,000 or $0.06 per fully diluted share for the quarter ended March 31, 2002. For the nine months ended March 31, 2003, SunLink reported net earnings of $92,000 or $0.02 per share compared to net earnings of $777,000 or $0.16 per share for the nine months ended March 31, 2002.

SunLink reported earnings from continuing operations for its third fiscal quarter ended March 31, 2003 of $658,000 or $0.13 per fully diluted share compared to earnings from continuing operations of $350,000 or $0.06 per fully diluted share for the quarter ended March 31, 2002. For the nine months ended March 31, 2003, SunLink reported a loss from continuing operations of $194,000 or $0.04 per fully diluted share compared to a loss from continuing operations of $216,000 or $0.04 per share for the nine months ended March 31, 2002. Earnings from continuing operations for the three and nine months ended March 31, 2002 included gains on sales of property and equipment of $10,000 and $339,000, respectively.

The Company had an operating profit for the quarter ended March 31, 2003 of $1,461,000 compared to an operating profit for the quarter ended March 31, 2002 of $1,161,000. The operating profit margin (operating profit as a percentage of net revenues) was 5.7% for the current year’s quarter versus 5.2% in last year’s quarter. For the nine months ended March 31, 2003, excluding an asset impairment charge, acquisition expenses and cost report and indigent care adjustments, the adjusted operating profit margin was 4.9% versus 2.4% last year.

Consolidated net revenues for the quarters ended March 31, 2003 and 2002 were $25,728,000 and $22,232,000, respectively, an increase of 15.7% in the current year’s quarter. The increased net revenues and operating profit resulted from a 9.0% increase in admissions, a 4.5% increase in equivalent admissions and an 11.1% increase in surgeries. Over the past 26 months, since the Company acquired its current six hospitals, it has added 28 net additional physicians to the medical staffs of its facilities (including six additional physicians in the most recent completed quarter) who contributed much of the increased volume.

Consolidated net revenues for the nine months ended March 31, 2003 and 2002 were $73,204,000 and $65,371,000, respectively, an increase of 12.0% in the current year. Admissions increased 11.2%, equivalent admissions increased 10.5% and surgeries increased 15.7% for the nine months ended March 31, 2003 from the comparable period of the prior year.

Operating expenses increased 15.1% for the quarter ended March 31, 2003 from the comparable period of the prior year, to $24,267,000 from $21,081,000, due primarily to the increased patient volume. Operating expenses as a percentage of net revenues decreased 0.5% for the three months ended March 31, 2003 compared to the same period last year, to 94.3% from 94.8%. For the nine months ended March 31, 2003, adjusted operating expenses (excluding an asset impairment charge and expenses with respect to the proposed HealthMont acquisition), increased 8.5% compared to the same period last year, but decreased 2.5% as a percentage of adjusted net revenues to 95.1% from 97.6%.

In the nine months ended March 31, 2003, earnings from discontinued operations of $331,000 included a tax capital loss carry-back on the disposal of the Company’s former Housewares segment. In the nine months ended March 31, 2002, the Company reported earnings from discontinued operations from its former Life Sciences and Engineering segment of $823,000 which included a $846,000 gain on the sale of an investment.

In the nine months ended March 31, 2003, SunLink incurred $10,756,000 of capital expenditures, primarily for the replacement hospital in Jasper, Georgia, (which will open in May 2003) and a new emergency room at North Georgia Medical Center in Ellijay, Georgia (which opened in January 2003). Financing for the capital expenditures was provided by SunLink’s revolving line of credit and internally generated funds. Current liabilities at March 31, 2003 include $3,723,000 of short-term debt relating to the revolving line of credit and $1,496,000 of seller notes payable relating to the Company’s six hospital acquisition in February 2001. The Company had cash on hand of approximately of $1,760,000 and unused availability of approximately $3,900,000 under its revolving line of credit at March 31, 2003.

On March 24, 2003, SunLink announced it had extended and modified its definitive merger agreement to acquire all of the shares of HealthMont, Inc., a privately held operator of two community hospitals. Upon completion of the merger, SunLink will issue to the shareholders of HealthMont up to 1,155,000 shares of SunLink common shares for all outstanding HealthMont shares and 95,000 shares to settle certain contractual obligations of HealthMont to its officers and directors. The estimated purchase price of HealthMont is $14,500,000. Upon completion of the merger, SunLink will operate eight community hospitals with an aggregate of 442 beds.

SunLink announced on April 28, 2003 that its subsidiary, Dexter Hospital, Inc. and the Dexter Community Regional Healthcare Foundation have extended the existing lease on Missouri Southern Healthcare Center through March 2019. The lease extension provides for the same terms as the original lease entered into in 1999. Missouri Southern Healthcare Center is a 50-bed hospital in Dexter, Missouri, which has been operated by SunLink’s subsidiary under an operating lease since its acquisition by SunLink in 2001.

The Company will conduct a conference call on Tuesday, May 6, 2003 at 11:00 a.m. Eastern Time to discuss its quarterly results. To participate in the conference call, please call 1-800-260-6066. A replay of the call will be available shortly after the call and will continue to be available for 90 days at 1-800-839-6713 and enter the passcode 5613296 when prompted.

SunLink has filed a preliminary registration statement with a combined proxy statement/prospectus and other documents concerning the proposed acquisition with the SEC. Investors are urged to read the proxy statement/prospectus and any other relevant documents filed with the SEC because they contain important information. A copy of the modified merger agreement and other transaction documents, have been filed with the SEC by SunLink under Rule 425 and on Form 8-K and also will be an exhibit to the definitive combined proxy statement/prospectus. The merger agreement and all amendments to it also will be an exhibit to the registration statement. You will be able to obtain the documents free of charge at the website maintained by the SEC at www.sec.gov. In addition, you may obtain documents filed by SunLink with the SEC free of charge by requesting them in writing from SunLink Health Systems, Inc., 900 Circle 75 Parkway, Suite 1300, Atlanta, Georgia 30339, Attention: Maria E. Robinson.

SunLink and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of SunLink in connection with the merger. Information about the directors and executive officers of SunLink and their ownership of SunLink stock is set forth in the proxy statement for SunLink’s 2002 Annual Meeting of shareholders and will be contained in the registration statement filed with the SEC and in the proxy statement/prospectus to be mailed to the stockholders of SunLink and HealthMont. Investors may obtain additional information regarding the interests of such participants by reading the proxy statement/prospectus when it becomes available.

Investors should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. This press release does not constitute an offer of any securities for sale or the solicitation of any proxy.

SunLink Health Systems, Inc. currently operates six community hospitals and related businesses in the southeast and midwest. Each SunLink facility is the only hospital in its community. SunLink’s operating strategy is to link patients’ needs with dedicated physicians and health professionals to deliver quality, efficient medical care in each community it serves.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, without limitation, statements regarding the Company’s business strategy. These forward-looking statements are subject to certain risks, uncertainties and other factors, which could cause actual results, performance and achievements to differ materially from those anticipated. Certain of those risks, uncertainties and other factors are disclosed in more detail in the Company’s Annual Report on Form 10-K for the year ended June 30, 2002.

(continued)

SUNLINK HEALTH SYSTEMS ANNOUNCES

THIRD QUARTER RESULTS

Amounts in 000’s, except per share amounts

CONSOLIDATED STATEMENTS OF EARNINGS	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Net Revenues	$25,728	$22,232	$73,204	$65,371
Operating Expenses:
Salaries, wages and benefits	11,898	10,104	34,041	31,606
Provision for bad debts	3,093	2,401	8,413	7,792
Supplies	3,098	2,559	8,559	7,316
Purchased services	1,972	1,950	5,709	5,596
Other operating expenses	3,277	3,248	9,697	8,929
Rents and leases	577	542	1,673	1,598
Depreciation and amortization	352	277	1,070	894
Acquisition expenses	—		411
Asset impairment charge	—	—	1,562	—
Gain on sales of property & equipment	—	(10)	—	(339)

Operating Profit (Loss)	1,461	1,161	2,069	1,979
Interest Income (Expense)—net	(733)	(811)	(2,034)	(2,195)

Earnings (Loss) from Continuing Operations
Before Income Taxes	728	350	35	(216)
Income Tax Expense	(70)	—	(229)	—

Earnings (Loss) from Continuing Operations	658	350	(194)	(216)
Discontinued Operations:
Earnings (Loss) on disposal of Housewares Segment	—	—	331	170
Earnings (Loss) on operations of Life Science and Engineering Segment	(15)	(8)	(45)	823
Earnings from Discontinued Operations	(15)	(8)	286	993

Net Earnings (Loss)	$643	$342	$92	$777

Earnings (Loss) Per Share from Continuing Operations:
Basic	$0.13	$0.07	$(0.04)	$(0.04)

Diluted	$0.13	$0.06	$(0.04)	$(0.04)

Earning Per Share from Discontinued Operations:
Basic	$(0.00)	$(0.00)	$0.06	$0.20

Diluted	$(0.00)	$(0.00)	$0.05	$0.20

Net Earnings (Loss) Per Share:
Basic	$0.13	$0.07	$0.02	$0.16

Diluted	$0.12	$0.06	$0.02	$0.16

Weighted Average Common Shares Outstanding:
Basic	5,000	4,976	4,998	4,976

Diluted	5,257	5,476	5,298	4,976

SUMMARY BALANCE SHEETS	March 31, 2003	June 30, 2002
ASSETS
Cash	$1,760	$5,719
Other Current Assets	15,649	13,843
Property Plant and Equipment, net	37,252	28,596
Long-term Assets	1,059	413

	$55,720	$48,571

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$24,262	$16,511
Long-term Debt and Other Noncurrent Liabilities	25,399	26,105
Shareholders’ Equity	6,059	5,955

	$55,720	$48,571

(continued)

SUNLINK HEALTH SYSTEMS ANNOUNCES

THIRD QUARTER RESULTS

Amounts in 000’s, except per share amounts

Reconciliation of GAAP to Non-GAAP
Financial Data (A)
	Three Months Ended March 31,		Nine Months Ended March 31,
	2003	2002	2003	2002
Adjusted net revenues:
Net revenues as reported	$25,728	$22,232	$73,204	$65,371
Final settlement and filings of Medicare and Medicaid cost reports	—	—	(898)	(43)
Settlement of a Medicaid indigent care issue in Georgia	—	—	383	—

Adjusted net revenues	$25,728	$22,232	$72,689	$65,328

Adjusted operating expenses:
Operating expenses as reported:	$24,267	$21,071	$71,135	$63,392
Acquisition expenses	—	—	(411)	—
Asset impairment charge	—	—	(1,562)	—
Gain on sales of property & equipment	—	10	—	339

Adjusted operating expenses	$24,267	$21,081	$69,162	$63,731

Adjusted operating profit:
Adjusted net revenues	$25,728	$22,232	$72,689	$65,328
Adjusted operating expenses	24,267	21,081	69,162	63,731

Adjusted operating profit	$1,461	$1,151	$3,527	$1,597

Adjusted operating profit margin	5.7%	5.2%	4.9%	2.4%

(A)	To the extent non-GAAP information is included in the press release, such information is included because the Company believes such information is of interest to the investment community because such information provides additional methods of evaluating SunLink’s performance from period to period on a comparable basis not otherwise apparent on a GAAP basis, since many one-time or infrequent charges do not meet the GAAP definition of unusual or extraordinary items.